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                                     EXHIBIT 10.7

                            EMPLOYMENT SEVERANCE AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective the 20th day of November, 1997, by and between Laboratory Specialists, Inc. (the "Company"), a Louisiana corporation, and Robert A. Gardebled, Jr., an individual ("Employee").

                                     WITNESSETH:

     WHEREAS, Employee is employed by the Company and serves as Controller and Secretary of the Company; and

     WHEREAS, the Company and Employee desire to enter into an employment severance agreement on the terms and conditions hereinafter provided;

     NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutuality thereof, the parties hereto agree as follows:

     1. TERM. This Agreement shall remain in effect during the period Employee remains employed by the Company.

     2. EMPLOYMENT TERMINATION. In the event of a termination (as defined below) of Employee's employment with the Company, the Company shall pay or provide the following:

          2.1 CONTINUATION OF REGULAR COMPENSATION. The Company shall pay to Employee the regular compensation payments for a period of 12 months following termination of Employee's employment with the Company at the salary rate of regular compensation paid to Employee immediately prior to the termination.

          2.2 TERMINATION DEFINED. The term "termination" shall mean termination by the Company of the employment of Employee with the Company for any reason other than cause (as defined below), or resignation of Employee upon the occurrence of a "change in control" (as defined below). The term "cause" means gross misconduct or willful and material breach of this Agreement by Employee. For purposes of this Agreement, each of the following specified events shall be deemed a "change of control": (i) any third person, including a "group" as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Company or of proxies or other rights pertaining to the Company which carry 25 percent or more of the total number of votes for the election of the Board of Directors of the Company or with respect to a merger, consolidation or sale; (ii) as result of, or in connection with, any cash tender offer, merger, or other business combination of the foregoing, the persons who were directors of the Company immediately prior to such event cease to constitute a majority of the Board of Directors of the Company; (iii) the approval of an agreement providing either for a transaction or series of transactions by which the Company will cease to be an independent publicly-owned company or for a sale, lease or other disposition of all or substantially all of the assets of the Company; or (iv) following any public offering of securities of the Company during any period of 24 consecutive months as a result of which the persons who were members of the Company's Board of Directors at the commencement of the period cease for any reason to constitute a majority of the Company's Board of Directors.

EMPLOYMENT SEVERANCE AGREEMENT PAGE 1
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     3.  TERMINATION FOR CAUSE.  In the event the Board of Directors of the
Company determines in good faith that Employee is guilty of willful misconduct or gross negligence in the performance of the services contemplated by this Agreement, the Company shall have the right, by resolution unanimously adopted by all members (other than Employee) of the Board of Directors of the Company, to terminate this Agreement at the end of any month by giving not less than 60 days' prior written notice to Employee of its election to so terminate this Agreement, and all obligations hereunder shall thereupon terminate thereafter.

     4. NON-ASSIGNABILITY. Neither party hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

     5. NOTICE. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given forty-eight (48) hours after depositing in the United States mail, certified mail, postage prepaid, addressed to the party to receive such notice at the address set forth hereinbelow or such other address as either party may give to the other in writing pursuant to written notice pursuant to this Section:

          If to Employee:     Mr. Robert A. Gardebled, Jr.



          If to the Company:  Laboratory Specialists, Inc.
                              113 Jarrell Drive
                              Belle Chasse, Louisiana  70037
                              Attention: Mr. Arthur R. Peterson, Jr.

     6. GENERAL. The terms and provisions herein contained (i) may be amended or modified only by a written instrument executed by the parties hereto, and
(ii) shall be construed and enforced in accordance with the laws in effect in the State of Louisiana without regard to its conflicts of law provisions. Failure by a party hereto to require performance of any provision of this Agreement shall not affect, impair or waive such party's right to require full performance at any time thereafter.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the 20th day of November, 1997.

"Company"                LABORATORY SPECIALISTS, INC.


                         By: /S/ARTHUR R. PETERSON, JR.
                            ---------------------------------------------------
                              Arthur R. Peterson, Jr., Chief Executive Officer


"Employee                /S/ROBERT A. GARDEBLED, JR.
                         ------------------------------------------------------
                              Robert A. Gardebled, Jr.


EMPLOYMENT SEVERANCE AGREEMENT PAGE 2